Exhibit 99.1

Four Oaks Fincorp, Inc. Declares 2008 Second Quarter Dividend

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc.(OTCBB:FOFN), holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors declared a cash dividend of 8 cents per share payable on or after June 16, 2008, to shareholders of record on June 9, 2008. This dividend is 10% higher than the second quarter 2007 dividend as adjusted to retroactively reflect the 10% stock dividend paid on November 9, 2007. Former shareholders of LongLeaf Community Bank who receive shares of Four Oaks common stock in connection with the recently completed merger will be entitled to receive this dividend.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. As previously announced, Four Oaks Fincorp, Inc., its wholly-owned subsidiary, Four Oaks Bank & Trust Company, and LongLeaf Community Bank entered into a definitive merger agreement (the “Merger Agreement”), on December 10, 2007, pursuant to which LongLeaf Community Bank merged with and into Four Oaks Bank & Trust Company. The parties to the Merger Agreement filed a registration statement, a proxy statement/prospectus, and other relevant documents concerning the merger transaction with the Securities and Exchange Commission (the “SEC”) and the Federal Deposit Insurance Corporation (the “FDIC”). SHAREHOLDERS OF LONGLEAF COMMUNITY BANK ARE NOT BEING ASKED TO TAKE ANY ACTION AT THIS TIME BUT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED (OR TO BE FILED) WITH THE SEC AND FDIC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. One may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about the parties to the Merger Agreement, at the SEC’s website (http://www.sec.gov). Information about LongLeaf Community Bank is available in the public filings it makes with the FDIC, which are available for inspection at the offices of the FDIC’s Accounting and Securities Disclosure Section located at Room F-6043, 550 17th Street, N.W., Washington, DC 20429. One may also obtain copies of LongLeaf Community Bank’s reports by calling the FDIC’s Accounting and Securities Disclosure Section at (202) 898-8913, by facsimile at (202) 898-8505, or by email at mfields@fdic.gov. Copies of the proxy statement/prospectus and the SEC filings that are incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Nancy Wise, Four Oaks Fincorp, Inc., 6114 U.S. 301 South, Four Oaks, North Carolina 27524, (919) 963-2177. In addition, copies of the proxy statement/prospectus can be obtained, without charge, by directing a request to Sandy Hunsucker, LongLeaf Community Bank, P.O. Box 1208, Rockingham, North Carolina 28380, (910) 895-1208.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President and
Chief Executive Officer or
Nancy S. Wise, Executive Vice President and
Chief Financial Officer, 919-963-2177